Exhibit 5.1

355 South Grand Avenue Los Angeles, California 90071-1560 Tel: +1.213.485.1234 Fax: +1.213.891.8763 www.lw.com

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March 25, 2014

Kennedy-Wilson Holdings, Inc.

    and

Kennedy-Wilson, Inc.

9701 Wilshire Blvd., Suite 700

Beverly Hills, CA 90212

Re:	5.875% Senior Notes due 2024

Ladies and Gentlemen:

We have acted as special counsel to Kennedy-Wilson, Inc., a Delaware corporation (the “Company”), in connection with the offer and sale to the underwriters (the “Underwriters”) named in Schedule A to the Underwriting Agreement (the “Underwriting Agreement”), dated as of March 19, 2014, among the Underwriters, the Company and the Guarantors (as defined below), of $300,000,000 aggregate principal amount of the Company’s 5.875% Senior Notes due 2024 (the “Notes”) pursuant to the Underwriting Agreement. The Notes are being issued pursuant to an indenture (the “Base Indenture”), dated as of March 25, 2014, between the Company and Wilmington Trust, National Association, as trustee (the “Trustee”), as supplemented by a supplemental indenture (the “Supplemental Indenture,” and, together with the Base Indenture, the “Indenture”), dated as of March 25, 2014, among the Company, the guarantor parties thereto (the “Guarantors”) and the Trustee. The Notes will be guaranteed (the “Guarantees,” and, together with the Notes, the “Securities”) by the Guarantors.

The offer and sale of the Securities is being made pursuant to an automatic shelf registration statement on Form S-3 (File No. 333-192059) under the Securities Act of 1933, as amended (the “Act”) filed with the Securities and Exchange Commission (the “Commission”) on November 1, 2013 (such registration statement, as amended, the “Registration Statement”), and a prospectus supplement (the “Prospectus Supplement”) filed by the Company with the Commission on March 19, 2014.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act. No opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus Supplement, other than as expressly stated herein with respect to the issue of the Securities.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company, the Guarantors and others as to factual matters without having independently verified such factual matters.

March 25, 2014

We are opining herein as to the internal laws of the State of New York and the general corporation law of the state of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction (or, in the case of Delaware, any other laws) or as to any matters of municipal law or the laws of any local agencies within any state. Various matters concerning the laws of the States of California, Delaware and Illinois are addressed in the letter of Kulik, Gottesman & Siegel, LLP, which has been separately provided to you. We express no opinion with respect to those matters herein, and, to the extent elements of those opinions are necessary to the conclusions expressed herein, we have, with your consent, assumed such matters.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the certificate representing the Notes has been duly executed and delivered by the Company, and, when duly authenticated by the Trustee in accordance with the Indenture and delivered to the Underwriters against payment therefor in accordance with the Underwriting Agreement, (a) the Notes will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and (b) the Guarantees will be legally valid and binding obligations of the respective Guarantors, enforceable against the respective Guarantors in accordance with their terms.

Our opinions are subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies or judicial relief, (c) waivers of rights or defenses, including those contained in Section 4.4 of the Base Indenture, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (e) any provision permitting, upon acceleration of any Security, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon, (f) the creation, validity, attachment, perfection, or priority of any lien or security interest, (g) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights, (h) waivers of broadly or vaguely stated rights, (i) provisions for exclusivity, election or cumulation of rights or remedies, (j) provisions authorizing or validating conclusive or discretionary determinations, (k) grants of setoff rights, (l) proxies, powers and trusts, (m) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property, (n) provisions purporting to make a guarantor primarily liable rather than as a surety, (o) provisions purporting to waive modifications of any guaranteed obligation to the extent such modification constitutes a novation, (p) any provision to the extent it requires that a claim with respect to a security denominated in other than U.S. dollars (or a judgment in respect of such a claim) be converted

March 25, 2014

into U.S. dollars at a rate of exchange at a particular date, to the extent applicable law otherwise provides, (q) provisions purporting to make a guarantor primarily liable rather than as a surety and provisions purporting to waive modifications of any guaranteed obligation to the extent such modification constitutes a novation and (r) the severability, if invalid, of provisions to the foregoing effect. We are not passing upon the creation, validity, attachment, perfection, or priority of any lien or security interest.

With your consent, we have assumed that (i) each of the Base Indenture and the Supplemental Indenture has been duly authorized, executed and delivered by the Trustee, (ii) each of the Base Indenture and the Supplemental Indenture constitutes legally valid and binding obligations of the Trustee, enforceable against the Trustee in accordance with their respective terms, and (iii) the status of each of the Base Indenture and the Supplemental Indenture as legally valid and binding obligations of the parties will not be affected by any (a) breaches of, or defaults under, agreements or instruments, (b) violations of statutes, rules, regulations or court or governmental orders, or (c) failures to obtain required consents, approvals or authorizations from, or to make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing of this opinion as an exhibit to a Current Report on Form 8-K that will be incorporated by reference into the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP